Exhibit 2

FOR IMMEDIATE RELEASE	13 June 2013

ANNOUNCEMENT

WPP plc (“WPP”)

ANNUAL GENERAL MEETING HELD AT THE SAVOY HOTEL, STRAND, LONDON WC2R 0EU

ON: 12 JUNE 2013

STATEMENT OF POLL – THE VOTES CAST WERE AS FOLLOWS:

RESOLUTION	FOR	%	AGAINST	%
1 Ordinary Resolution to receive and approve the audited accounts	981,082,963	99.92	782,208	0.08
2 Ordinary Resolution to declare a final dividend	982,418,851	99.999	12,515	0.001
3 Ordinary Resolution to approve the remuneration report of the directors	725,366,040	80.58	174,811,202	19.42
4 Ordinary Resolution to approve the sustainability report of the directors	981,950,411	99.996	38,176	0.004
5 Ordinary Resolution to re-elect Colin Day as a director	912,299,869	93.46	63,842,073	6.54
6 Ordinary Resolution to re-elect Esther Dyson as a director	906,405,202	92.52	73,241,700	7.48
7 Ordinary Resolution to re-elect Orit Gadiesh as a director	897,797,315	91.55	82,874,800	8.45
8 Ordinary Resolution to re-elect Philip Lader as a director	889,239,233	90.65	91,685,388	9.35
9 Ordinary Resolution to re-elect Ruigang Li as a director	647,633,456	66.95	319,679,212	33.05
10 Ordinary Resolution to re-elect Mark Read as a director	982,291,639	99.99	62,353	0.01
11 Ordinary Resolution to re-elect Paul Richardson as a director	982,087,511	99.97	271,106	0.03
12 Ordinary Resolution to re-elect Jeffrey Rosen as a director	918,125,344	93.46	64,232,968	6.54

13 Ordinary Resolution to re-elect Timothy Shriver as a director	924,392,899	94.10	57,961,124	5.90
14 Ordinary Resolution to re-elect Sir Martin Sorrell as a director	981,049,927	99.98	205,194	0.02
15 Ordinary Resolution to re-elect Solomon Trujillo as a director	974,356,434	99.19	7,997,094	0.81
16 Ordinary Resolution to elect Roger Agnelli as a director	978,432,195	99.60	3,923,223	0.40
17 Ordinary Resolution to elect Dr Jacques Aigrain as a director	981,068,714	99.87	1,282,539	0.13
18 Ordinary Resolution to elect Hugo Shong as a director	973,424,000	99.72	2,718,473	0.28
19 Ordinary Resolution to elect Sally Susman as a director	982,236,507	99.99	139,578	0.01
20 Ordinary Resolution to re-appoint the auditors and authorise the directors to determine their remuneration	964,360,410	99.06	9,144,300	0.94
21 Ordinary Resolution to authorise the directors to allot relevant securities	964,635,681	98.92	10,537,503	1.08
22 Ordinary Resolution to approve the Executive Performance Share Plan	798,616,899	83.62	156,420,404	16.38
23 Special Resolution to authorise the Company to purchase its own shares	981,111,353	99.87	1,266,851	0.13
24 Special Resolution to authorise the disapplication of pre-emption rights	966,822,159	98.42	15,474,552	1.58

As noted in WPP’s Annual Report & Accounts 2012, John Quelch, Stanley (Bud) Morten, Paul Spencer and Koichiro Naganuma did not stand for re-election at the Annual General Meeting and therefore ceased to be directors on 12 June 2013.

Contact:
Feona McEwan WPP	+44 (0)207 408 2204